EXHIBIT 10.33

THIRD AMENDMENT

TO THE

MANUFACTURING AND SUPPLY AGREEMENT OF DECEMBER 7 2003

THIS THIRD AMENDMENT TO THE MANUFACTURING AND SUPPLY AGREEMENT DATED DECEMBER 7 2003 ("3rd Amendment") is dated as of 06 November 2006, by and between Lonza Biologics PLC, having its principal place of business at 228 Bath Road, Slough, Berkshire SL1 4DX, England ("LB"), Lonza Biologics, Inc. having its principal place of business at 101 International Drive Portsmouth, New Hampshire 03801 ("Lonza Inc") (collectively LB and Lonza Inc, hereinafter "Lonza"), and Genentech, Inc., a Delaware corporation, having its principal place of business at One DNA Way, South San Francisco, California 94080 ("Genentech").

BACKGROUND

The Parties have executed that certain Manufacturing and Supply Agreement by and between the Parties dated December 7, 2003, as amended 14 March 2005 (the “1st Amendment”), (collectively, the “Agreement”), as amended 19 May 2006 (the “2nd Amendment”) and wish now to further amend said Agreement.

Lonza and Genentech desire to (i) re-schedule certain Campaigns to be conducted by Lonza, (ii) amend the non-competition provisions, and (iii) remove Genentech’s [*] right to extend the Term of the Agreement in exchange for Lonza providing Genentech regular forecasts with respect to capacity at the Lonza Facility in the years [*].

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Condition Precedent. This 3rd Amendment shall only become effective upon the closing of the purchase and sale of the issued and outstanding units of Genentech España S.L., pursuant to the terms of the Sale Agreement (the “3rd Amendment Effective Date”). As of the signing of this 3rd Amendment, the expected closing date of the Sale Agreement is 08 December 06. As used herein, the “Sale Agreement” means that certain Stock Purchase Agreement by and among Lonza Europe B.V., a Dutch company incorporated in the Netherlands, having its principal place of business at Breda, Netherlands and Genentech, of even date herewith, pursuant to which Genentech has agreed to sell the “Shares” (as defined in the Sale Agreement) to Lonza, and Lonza has agreed to purchase the Shares from Genentech, as the same may be amended from time to time.

2.
Rescheduling of Campaigns. Notwithstanding the Campaign, Campaign Minimum and Campaign Minimum Run schedule listed on Exhibit A of the Agreement (including any amendments thereof in the 1st Amendment and/or 2nd Amendment):

(a) the combined [*] Campaigns scheduled to commence on [*], shall be rescheduled to commence on [*], and shall continue for a Campaign Minimum of [*] during which time Lonza shall be obligated to perform [*] Campaign Minimum Runs; and

(b) the [*] Campaigns shall each commence as currently scheduled; provided, the Parties shall discuss in good faith a rescheduling of such Campaigns in order to accommodate each Party’s requirements; provided further, with respect to such Campaigns, the Campaign Minimum Runs are amended as follows:

Campaign        Campaign Minimum Runs

[*] Campaign             [*]

[*] Campaign             [*]

[*] Campaign             [*]

3.	Competitive Products. A new Section 5.7.7 is hereby added to the Agreement as follows:

5.7.7
Competitive Products. Notwithstanding the non-compete provisions of Section 5.7.6, if any existing or new capacity becomes available at the Lonza Facility at any time [*], Lonza shall have the right to use such capacity to manufacture, either for commercial supply or clinical supply, an Existing Lonza Customer Product (including without limitation those Existing Lonza Customer Product that are Competing Products). Each Party agrees that the provisions of this Section 5.7.7 shall be binding upon the licensees, successors and/or assignees of a Party. As used herein this Section 5.7.7:

(i) [*], “Singapore Facility” and “Competing Product”, respectively, means as defined in that certain Exclusive Option Agreement (“Singapore Facility”) between Genentech and Lonza Group Ltd. and Lonza Holding Singapore PTE Ltd. of even date herewith; and

(ii) “Existing Lonza Customer Product” means [*]

4.	Term. Section 20.1 of the Agreement is amended in its entirety to read as follows:

20.1	Term. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until December 31, 2008.

5.	Capacity at the Lonza Facility in the [*]. A new Section 5.10 is hereby added to the Agreement as follows:

5.10
Capacity at the Lonza Facility in [*]. Lonza hereby agrees to provide to Genentech notice of any capacity (new or existing) at the Lonza Facility (and not already committed under written agreement with a Third Party as of the date of such notice), for so long as such capacity is available for production during [*]. This Section 5.10 shall survive the termination or expiration of this Agreement.

5.10.1
Forecast Notice. Commencing on [*], and continuing every six (6) months thereafter until [*], Lonza shall provide Genentech with a forecast of available capacity (including without limitation that portion of capacity, if any, under discussion by Lonza with a Third Party) at the Lonza Facility in [*]. Lonza shall offer such capacity to Genentech [*]. Genentech shall have [*] (as may be extended by mutual agreement) following its receipt of each such forecast to provide written notification to Lonza regarding its decision [*] with respect to any of such capacity.

5.10.2
Exercise. If written notice is given by Genentech to Lonza within such [*] period that Genentech may desire to obtain some or all of such capacity, Lonza shall provide Genentech with all information reasonably useful for Genentech to make a decision regarding such capacity. Following Genentech’s receipt of all such information, [*].

5.10.3
Failure to Exercise; Election to Not Exercise. If written notice is given that Genentech does not want to accept some or all of such capacity, or written notice is not given by Genentech within [*] (as may be extended by mutual agreement), Genentech will have waived its right to [*] capacity (or, as applicable, that portion thereof that it specifies in such written notice that it does not want [*]) unless and until Lonza notifies Genentech in a subsequent forecast that such capacity is available.

5.10.4	Additional Rights/Obligations.

(a) With respect to capacity subject to this Section 5.10 and under written proposal by Lonza with a Third Party prior to the date of Lonza’s notice Genentech under Section 5.10.1 above, during said [*],

Lonza shall be free to talk with and enter into an agreement to sell such capacity to such Third Party;

(b) With respect to all other capacity subject to this Section 5.10 and under a written proposal by Lonza with Genentech, during [*], Lonza shall be free to talk to any Third Party; provided Lonza does not [*].

6.	Milestone Payment for Calendar Year 2006. Section 6.4.3(d)(ii) is amended in entirety as follows:

(ii) a one-time additional payment of [*] upon Lonza quality release by [*] of a total number of Successful Commercial Batches greater than or equal to [*] of the total Commercial Runs commenced by Lonza during the [*] Campaign and [*] Campaign (it being understood that the [*] Campaign consists of the [*] of the [*] Campaign). For the avoidance of doubt, no Successful Commercial Batches resulting from the [*] Campaign shall count toward such milestone. Such additional amount shall be payable upon Genentech’s final release of such Commercial Batches.

7.
All terms and conditions of the Agreement not modified by this 3rd Amendment shall continue in full force and effect in accordance with their terms. All capitalized terms not otherwise defined herein shall have the same definition as in the Agreement.

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IN WITNESS WHEREOF, the Parties have caused this 3rd Amendment to be executed as of the Effective Date.

GENENTECH, INC.

By:	/s/ MARKUS GEMUEND

Name:	Markus Gemuend

Title:	Vice President, Manufacturing Collaborations

LONZA BIOLOGICS, INC.

By:	/s/ STEPHAN KUTZER

Name:	Stephan Kutzer

Title:	Chief Operating Officer

LONZA BIOLOGICS, PLC

By:	/s/ STEPHAN KUTZER

Name:	Stephan Kutzer

Title:	Chief Operating Officer